FOR IMMEDIATE RELEASE		February 20, 2015
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2014 FOURTH-QUARTER
AND FULL-YEAR RESULTS

•	Full-year results benefit from superior operational performance and cost management, despite adverse weather

•	Fourth-quarter results impacted by planned fossil outages, partially offset by higher retail energy sales

•	Company affirms 2015 guidance

PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $5.4 million, or $0.05 per diluted share, for the quarter ended December 31, 2014. This result compares with net income of $24.3 million, or $0.22 per share, for the same period a year ago.

For full-year 2014, Pinnacle West reported consolidated net income attributable to common shareholders of $397.6 million, or $3.58 per diluted share, compared to $406.1 million, or $3.66 per share, in 2013.

“Robust operational performance, combined with disciplined cost management, helped us achieve solid full-year financial results, despite weather contributions that were below historical averages and well below last year,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “And, while our employees had no control over Mother Nature, they remained acutely focused on creating value for customers and shareholders, as evidenced in our top-tier reliability and customer satisfaction metrics, as well as strong performance at the Palo Verde Nuclear Generating Station.”

Palo Verde achieved its 23rd consecutive year as the nation’s largest power producer and, for the tenth time, exceeded its own record for power generation – producing 32.3 million megawatt-hours (MWh). The previous best was 31.9 million MWh in 2012. In addition, Unit 3 produced the second-highest electricity output of any nuclear unit in the world, and all three Palo Verde units individually ranked among the top six producers in the U.S., according to industry data.

Brandt cited additional examples of the Company’s recent achievements:

•
APS’s reliability numbers for 2014 remained in the top quartile among all electric utilities nationally despite one of the most severe monsoon seasons in Arizona history. For the year, the typical APS customer experienced less than one outage (0.79 power outages compared to a national industry median of 1.14 interruptions). Also, the typical APS customer experienced 79 minutes of interrupted service in 2014, compared with an industry median of 130 minutes. (Industry averages are based on the most currently available data from year-end 2013.)

•
APS launched the Solar Partners residential rooftop solar program, the nation’s first utility-owned research and development program that will make up to 10 megawatts of rooftop solar available to customers, including those with limited income.

•
APS again was named an industry leader in customer satisfaction by the 2014 J.D. Power Electric Utility Residential Customer Satisfaction Study, maintaining APS’s 5th place ranking out of 54 large investor-owned utilities.

•	For the third straight year, Pinnacle West increased its common dividend, raising it by 4.85 percent after two previous increases of 4.0 percent;

•	Pinnacle West’s total return to shareholders was 34.5 percent, and total shareholder value increased $2.0 billion in 2014.

The 2014 fourth-quarter results comparison to the 2013 period was adversely affected by the following major factors (a non-GAAP reconciliation table is provided at the end of this release):

•
Higher operating expenses impacted earnings by $0.17 per share compared with the prior-year quarter. The increase was largely due to more fossil generation planned outages being completed in the current-year quarter than in the same period a year ago.

The operating expense variance excludes costs associated with renewable energy, energy efficiency and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

•	Tax-related items, comprised of a tax benefit recorded in 2013 and the extension of bonus depreciation in the 2014 fourth quarter, negatively impacted earnings by $0.06 per share versus a year ago.

•	The net effect of other items decreased earnings $0.02 per share.

The above items were offset in part by the following positive influences:

•	Decreased interest expense, net of AFUDC, contributed $0.04 per share.

•
The effects of weather variations improved the Company’s earnings by $0.03 per share. Although weather in the 2014 and 2013 fourth quarters were less favorable than normal conditions, this year’s quarter benefitted largely from a warmer October than the same month in 2013, thus spurring an increase in customers’ air conditioning use.

•
Higher retail electricity sales – excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation – improved earnings $0.01 per share. This result marks the second time in 2014 that retail consumption outpaced the impacts of energy efficiency and distributed generation initiatives. Compared to the same quarter a year ago, weather-normalized sales increased 1.9 percent, while total customer growth was 1.4 percent quarter-over-quarter.

Financial Outlook
For 2015, the Company continues to expect its on-going consolidated earnings will be within a range of $3.75 to $3.95 per diluted share. Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of more than 9.5 percent annually through 2016.

Key factors and assumptions underlying the 2015 outlook can be found in the fourth-quarter 2014 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2014 fourth-quarter and full-year results, as well as recent developments, at 11 a.m. (ET) today, February 20. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, Feb. 27, 2015, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13598634.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $14 billion, more than 6,400 megawatts of generating capacity and about 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended December 31,
$ millions pretax, except per share amounts	2014	Four Corners Deferral	Palo Verde Lease Extensions[2]	2014 Adjusted	2013	Four Corners Deferral	2013 Adjusted	EPS Impact

Operations and maintenance[1]	$261	$(5)	$-	$256	$239	$(9)	$230
Renewable energy (excluding AZ Sun), demand side management and similar regulatory programs	23	-	-	23	31	-	31
Net O&M	238	(5)	-	233	208	(9)	199	$(0.180)

Depreciation and amortization[1]	107	7	(5)	109	98	9	107	$0.01

Taxes other than income taxes[1]	42	(2)	-	40	40	-	40	$-

Allowance for equity funds used during construction[1,2]	(9)	-	-	(9)	(7)	-	(7)
Interest charges[1]	49	(2)	-	47	51	-	51
Allowance for borrowed funds used during construction[1]	(4)	-	-	(4)	(4)	-	(4)
Interest expense, net AFUDC	36	(2)	-	34	40	-	40	$0.04

Other expenses (operating)[1]	1	-	-	1	2	-	2
Other income[1]	(2)	2	-	-	-	-	-
Other expense[1]	12	-	-	12	3	-	3
Other	11	2	-	13	5	-	5	$(0.050)

Net income attributable to noncontrolling interests[1]	4	-	5	9	9	-	9	N/A
[1] Line items from Consolidated Statements of Income [2] Not tax effected Totals may not sum due to rounding

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. In this release we also provide a reconciliation to show various deferral impacts of our Four Corners transaction and impacts to our non-controlling interests for the Palo Verde lease extensions. We believe on-going earnings and the information provided in the reconciliation provide investors with useful indicators of our results that are comparable among periods because they exclude the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•	new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, particularly in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and ACC orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

# # #

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2014	2013	2014	2013
Operating Revenues	$ 726,450	$ 699,762	$ 3,491,632	$ 3,454,628
Operating Expenses
Fuel and purchased power	256,828	236,493	1,179,829	1,095,709
Operations and maintenance	260,503	238,854	908,025	924,727
Depreciation and amortization	106,776	98,298	417,358	415,708
Taxes other than income taxes	41,596	40,076	172,295	164,167
Other expenses	563	2,141	2,883	7,994
Total	666,266	615,862	2,680,390	2,608,305
Operating Income	60,184	83,900	811,242	846,323
Other Income (Deductions)
Allowance for equity funds used during construction	8,811	6,883	30,790	25,581
Other income	2,094	317	9,608	1,704
Other expense	(12,361)	(2,603)	(21,746)	(16,024)
Total	(1,456)	4,597	18,652	11,261
Interest Expense
Interest charges	48,604	50,516	200,950	201,888
Allowance for borrowed funds used during construction	(4,418)	(4,000)	(15,457)	(14,861)
Total	44,186	46,516	185,493	187,027
Income Before Income Taxes	14,542	41,981	644,401	670,557
Income Taxes	5,007	9,167	220,705	230,591
Net Income	9,535	32,814	423,696	439,966
Less: Net income attributable to noncontrolling interests	4,125	8,554	26,101	33,892
Net Income Attributable To Common Shareholders	$ 5,410	$ 24,260	$ 397,595	$ 406,074
Weighted-Average Common Shares Outstanding - Basic	110,765	110,130	110,626	109,984
Weighted-Average Common Shares Outstanding - Diluted	111,284	110,936	111,178	110,806
Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$ 0.05	$ 0.22	$ 3.59	$ 3.69
Net income attributable to common shareholders - basic	$ 0.05	$ 0.22	$ 3.59	$ 3.69
Income from continuing operations attributable to common shareholders - diluted	$ 0.05	$ 0.22	$ 3.58	$ 3.66
Net income attributable to common shareholders - diluted	$ 0.05	$ 0.22	$ 3.58	$ 3.66